Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Incentive Plan and 2020 Employee Stock Purchase Plan of Generation Bio Co. of our reports dated February 24, 2022, with respect to the consolidated financial statements of Generation Bio Co. and the effectiveness of internal control over financial reporting of Generation Bio Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 24, 2022